Exhibit 99.1

Investor Update	Issue Date: April 09, 2015

This investor update provides guidance and certain forward-looking statements about United Continental Holdings, Inc. (the “Company” or “UAL”). The information in this investor update contains the preliminary financial and operational outlook for the Company for first quarter 2015 and forward looking statements for other periods.

First-Quarter 2015 Outlook	Estimated 1Q 2015

Consolidated Capacity Year-Over-Year Change Higher/(Lower)	0.1%

Pre-Tax Margin[1]	6.0%	-	7.0%

Revenue
Consolidated PRASM (¢/ASM)	12.91	-	12.97
Year-Over-Year Change Higher/(Lower)	0.0%	-	0.5%
Cargo Revenue ($B)	$230	-	$250
Other Revenue ($B)	$935	-	$955

Non-Fuel Operating Expense
Consolidated CASM Excluding Profit Sharing, Fuel & Third-Party Business Expense[1] (¢/ASM)	10.10	-	10.15
Year-Over-Year Change Higher/(Lower)	(1.75%)	-	(1.25%)
Third-Party Business Expenses[2] ($M)	$65
Aircraft Rent ($M)	$200
Depreciation and Amortization ($M)	$430

Consolidated Fuel Expense
Fuel Consumption (Million Gallons)	900
Fuel Price Excluding Hedges (Price/Gallon)	$1.90
Operating Cash-Settled Hedge Loss (Price/Gallon)	$0.18
Fuel Price Including Operating Cash-Settled Hedges (Price/Gallon) [3]	$2.08
Non-Operating Cash-Settled Hedge Loss excluding early termination of 2Q positions (Price/Gallon) [4]	$0.03
Non-Operating Cash-Settled Hedge Loss including early termination of 2Q positions (Price/Gallon) [4]	$0.04
Fuel Price Including All Cash-Settled Hedges (Price/Gallon) [5]	$2.12

Non-Operating Expense[1,6] ($M)	$210	-	$230

Effective Income Tax Rate	0%

Gross Capital Expenditures[7] ($M)	$755	-	$775

Debt and Capital Lease Payments ($M)	$320

Diluted Share Count[8] (M)	384

Quarter End Liquidity ($B)
Unrestricted Cash, Cash Equivalents and Short Term Investments ($B)	$5.6
Undrawn Commitments Under Revolving Credit Facility ($B)	$1.35

1.	Excludes special charges, the nature and amount of which are not determinable at this time
2.	Third-party business revenue associated with third-party business expense is recorded in other revenue
3.	This price per gallon corresponds to the fuel expense line of the income statement
4.	This price per gallon corresponds to the impact of non-operating hedges that appear in the non-operating line of the income statement
5.	This price per gallon corresponds to the total economic cost of the Company’s fuel consumption including all cash-settled hedges but does not directly correspond to the fuel expense line of the income statement
6.	The Company excludes the non-cash impact of fuel hedges from its non-operating expense guidance and Non-GAAP earnings
7.	Capital expenditures include net purchase deposits and exclude fully reimbursable capital projects
8.	Diluted share count is approximately equal to basic share count

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Passenger Revenue: In the first quarter, currency fluctuations and extended stage lengths reduced PRASM (passenger revenue per available seat mile) by approximately 1 point and 0.5 points, respectively. Additionally, the method of recognizing passenger revenue for MileagePlus redemptions changed in the first quarter of 2015. The new method recognizes revenue when the redeemed ticket is actually flown – previously the Company made estimates based on average historical redemptions. This change is expected to have no effect on full-year passenger revenue or cash. While it reduced passenger revenue by approximately $75 million compared to the first quarter of 2014, the Company expects to record $50 million and $25 million of additional passenger revenue in the third quarter and fourth quarter of 2015, respectively. United’s domestic PRASM increased approximately 1.5% in the first quarter.

Non-Fuel Expense: In the first quarter, the strong U.S. dollar contributed to 0.5 points of unit cost benefit. The Company also achieved better-than-expected performance in its Project Quality efficiency program.

Fuel Expense: United expects a total first quarter hedge loss of approximately $0.22 per gallon, or approximately $200 million. This expense is included in the cash-settled hedge losses above (combination of operating and non-operating) and will be included in the Company’s first quarter 2015 Non-GAAP earnings. This hedge loss includes $0.01 per gallon, or approximately $10 million, associated with early termination of second quarter hedges, thereby reducing hedge coverage from 15% to 13% for the second quarter of 2015. The expense associated with these early terminations appears in non-operating expense. The first quarter hedge loss that will appear in the fuel expense line is $0.18 per gallon, or approximately $160 million.

Non-Operating Expense: Estimates for non-operating expense include cash settled hedge losses of approximately $0.04 per gallon, or approximately $40 million, in the first quarter of 2015. This includes $0.01 per gallon, or approximately $10 million, of second quarter hedge positions closed out in the first quarter.

Taxes: The Company currently expects to record minimal cash income taxes in 2015. The Company will continue to evaluate expected future financial performance on a quarterly basis to determine whether such performance is both sustained and significant enough to provide sufficient evidence to support reversal of the Company’s valuation allowance.

Gross Capital Expenditures: First quarter capital expenditures are lower than previous guidance due to timing of certain non-aircraft projects shifting to later in the year.

Debt and Capital Lease Payments: United made approximately $320 million of debt and capital lease principal payments in the first quarter of 2015, which includes approximately $90 million of prepayments that were not included in previous guidance. In the first quarter, United also announced its intention to prepay the remaining $298 million of 6% PBGC notes due 2028 on May 1, 2015. In addition, on April 1, 2015 United pre-paid the remaining $303 million of 6% PBGC notes due 2026.

Share Repurchase Program: During the first quarter, the Company spent approximately $200 million to repurchase shares of common stock.

Profit Sharing: For 2015, the Company will pay approximately 10% of total adjusted earnings as profit sharing to employees for adjusted earnings up to a 6.9% adjusted pre-tax margin and approximately 14% for any adjusted earnings above that amount. Adjusted earnings for the purposes of profit sharing are calculated as GAAP pre-tax earnings, excluding special items, profit sharing expense and share-based compensation program expense. Share-based compensation expense for the purposes of the profit sharing calculation is estimated to be $17 million year-to-date through the first quarter.

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First-Quarter Capacity

	Estimated 1Q 2015	Year-Over-Year % Change Higher/(Lower)
Capacity (Million ASMs)
Mainline Capacity
Domestic	24,091	(1.2%)
Atlantic	9,871	(5.0%)
Pacific	9,911	5.3%
Latin America	6,252	11.2%
Total Mainline Capacity	50,125	0.7%
Regional[1]	7,144	(3.7%)
Consolidated Capacity
Domestic System	30,918	(1.9%)
International System	26,351	2.5%
Total Consolidated Capacity	57,269	0.1%

Traffic (Million RPMs)
Mainline Traffic
Domestic	20,333	(1.9%)
Atlantic	7,164	(2.8%)
Pacific	8,076	5.8%
Latin America	5,087	10.3%
Total Mainline Traffic	40,660	0.8%
Regional Traffic[1]	5,783	(4.3%)
Consolidated Traffic
Domestic System	25,894	(2.5%)
International System	20,550	3.6%
Total Consolidated Traffic	46,444	0.1%

Load Factor
Mainline Load Factor
Domestic	84.4%	(0.6)	pts
Atlantic	72.6%	1.7	pts
Pacific	81.5%	0.4	pts
Latin America	81.4%	(0.6)	pts
Total Mainline Load Factor	81.1%	0.1	pts
Regional Load Factor[1]	81.0%	(0.5)	pts
Consolidated Load Factor
Domestic System	83.8%	(0.5)	pts
International System	78.0%	0.9	pts
Total Consolidated Load Factor	81.1%	0.0	pts

1. Regional results reflect flights operated under capacity purchase agreements

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GAAP to Non-GAAP Reconciliations

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (“GAAP”) and Non-GAAP financial measures, including net income/loss, net earnings/loss per share and CASM, among others. Non-GAAP financial measures are presented because they provide management and investors the ability to measure and monitor UAL’s performance on a consistent basis. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported Non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL believes that adjusting for special charges is useful to investors because they are non-recurring charges not indicative of UAL’s ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business. UAL also believes excluding profit sharing allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry. In addition, UAL believes that excluding non-cash (gains)/losses on fuel hedges from non-operating expense is useful because it allows investors to better understand the impact of settled hedges on a given period’s results.

	Estimated 1Q 2015
Consolidated Unit Cost (¢/ASM)	Low	High
Consolidated CASM Excluding Profit Sharing & Special Charges (a) (b)	13.46	13.51
Less: Third-Party Business Expenses	0.11	0.11
Consolidated CASM Excluding Profit Sharing, Third-Party Business Expenses & Special Charges (b)	13.35	13.40
Less: Fuel Expense (c)	3.25	3.25
Consolidated CASM Excluding Profit Sharing, Third-Party Business Expenses, Fuel & Special Charges (b)	10.10	10.16

Non-operating Expense ($M)	Low	High
Non-operating expense	$220	$240
Exclude: economic hedge adjustments (d)	4	4
Exclude: other special items	6	6
Non-operating expense, adjusted (b)	$210	$230

(a)	Operating expense per ASM – CASM excludes special charges and profit sharing, the impact of certain primarily non-cash impairment, severance and other similar accounting charges. While the Company anticipates that it will record such special charges throughout the year and may record profit sharing, at this time the Company is unable to provide an estimate of these charges with reasonable certainty.
(b)	These financial measures provide management and investors the ability to measure and monitor the Company’s performance on a consistent basis.
(c)	Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the Company’s control.
(d)	Economic hedge adjustments consist of excluding MTM gains and losses from fuel hedges settling in future periods and adding back prior period gains and losses on fuel contracts settled in the current period. The purpose of economic hedge adjustments is to adjust GAAP fuel hedge gains (losses) to a cash-settled amount.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements included in this investor update are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

For further questions, contact Investor Relations at (872) 825-8610 or investorrelations@united.com

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